Tortoise Capital Resources Corp. Announces Distribution Increase

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – August 11, 2008 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO), today declared the company’s third quarter 2008 distribution of $0.2650 per share compared to $0.2625 in the previous quarter. This represents an increase of approximately one percent over the prior quarter’s distribution and reflects an annualized yield of 7.07 percent based on the initial public offering of $15.00 per share.  The distribution will be paid on Sept. 2, 2008 to stockholders of record on Aug. 21, 2008.  A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of our earnings and profits after our year-end.  Based on current financial information, this distribution is estimated to consist of 100 percent return of capital for book purposes.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of July 31, 2008, the adviser had approximately $2.6 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com